                                                                 Exhibit (h)(18)

                      WAIVER AND REIMBURSEMENT AGREEMENT



          Agreement ("Agreement") dated as of the __ day of _________, ________by and among Excelsior Funds, Inc., a Maryland corporation and a registered investment company under the Investment Company Act of 1940, as amended ("Excelsior"), and United States Trust Company of New York, a state-chartered bank and trust company ("United States Trust") and U.S. Trust Company, a Connecticut state bank and trust company ("U.S. Trust" and together with United States Trust, the "Advisers").

                                  BACKGROUND

          The Advisers serve as investment advisers to each portfolio of Excelsior pursuant to an Investment Advisory Agreement among the Advisers and Excelsior dated as of ______________________.

          The parties to this Agreement wish to provide for an undertaking by the Advisers to limit investment advisory or other fees or reimburse expenses of each of the portfolios of Excelsior in order to improve the performance of each such portfolio.

                                   AGREEMENT

          THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

          The Advisers shall, from the date of this Agreement until March 31, 2001, waive all or a portion of their investment advisory fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the portfolios of Excelsior shall not exceed the amounts set forth on Exhibit A hereto.

          Each of the Advisers acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future.

          This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

EXCELSIOR FUNDS, INC.                   UNITED STATES TRUST COMPANY
                                        OF NEW YORK



By:______________________________       By:_____________________________________
   Name:                                   Name:
   Title:                                  Title:

                                        U.S. TRUST COMPANY



                                        By:____________________________________
                                           Name:
                                           Title:

                                                                       Exhibit A


                             Excelsior Funds, Inc.
                             ---------------------


Name of Portfolio                               Total Annual Operating Expenses
-----------------                               -------------------------------

Blended Equity Fund

International Fund

Money Fund

Government Money Fund

Managed Income Fund

Treasury Money Fund

Energy and Natural Resources Fund

Value and Restructuring Fund

Small Cap Fund

Short-Term Government Securities Fund

Intermediate-Term Managed Income Fund

Latin America Fund

Pacific/Asia Fund

Pan European Fund

Real Estate Fund

Large Cap Growth Fund

Emerging Markets Fund

                                      -3-